EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 13th day of November, 2015 (the “Signing Date”), by and between CNA Financial Corporation, a Delaware corporation (the “Company”), and Dino E. Robusto (“Executive”);
W I T N E S S E T H:
WHEREAS, the Company wishes to employ Executive as Chairman and Chief Executive Officer of the Company and as Chairman and Chief Executive Officer of the wholly-owned insurance subsidiaries of the Company (“CNA Insurance Companies”) (collectively, the Company and the CNA Insurance Companies are referred to as the “CNA Companies”) following the expiration of his non-compete, non-solicitation and other applicable obligations to his prior employer and its affiliates (collectively, the “Restrictive Covenants”); and Executive wishes to accept and agree to such employment under the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing premises and the promises and covenants herein, the parties hereto agree as follows:

1.
Employment Term. The Company and Executive agree that the Company shall employ Executive to perform the duties of Chairman and Chief Executive Officer of the Company and as Chairman and Chief Executive Officer of the CNA Insurance Companies for the period commencing on the first anniversary of the date of Executive’s termination of employment from his prior employer or an earlier date if the Restrictive Covenants are earlier waived (the “Commencement Date”) and ending on the fourth anniversary of the Commencement Date, subject to annual renewals thereafter, if any, upon mutual agreement, provided that Executive’s employment may be terminated in accordance with Section 6 hereof (said period, the “Term”). In addition, Executive agrees that his termination of employment from his current employer shall be no later than November 30, 2015.

2.	Duties of Executive and Place of Business.

During the Term:

(a)
Executive shall serve as the Chief Executive Officer of the Company and as the Chairman and Chief Executive Officer of the CNA Insurance Companies. Executive shall be nominated for election as a member of the Board of Directors of the Company (the “Board”) and, if elected, shall serve as a member and Chairman of the Board. As Chief Executive Officer of the Company, Executive shall have responsibility for the day to day operations of the CNA Companies and for development and implementation of the CNA Insurance Companies’ business plans and strategies. Executive shall report to the Board. Executive shall be elected and shall serve as a member and chairman of the board of directors of the CNA Insurance Companies, and of such of the other subsidiaries of the Company as may be determined by the Board, and if so elected, Executive agrees to serve on such boards in such capacity without additional compensation. Executive further agrees to resign any such positions on such Boards and his position(s) on the Board upon termination of his employment with the Company for any reason.

(b)
Executive shall diligently and to the best of his abilities assume, perform, and discharge the duties and responsibilities of Chairman and Chief Executive Officer of the Company, and Chairman and Chief Executive Officer of the CNA Insurance Companies, as well as such other specific duties and responsibilities not inconsistent with such titles, offices, status and responsibilities as the Board shall assign or designate to Executive from time to time. Executive shall devote substantially all of his working time to the performance of his duties as set forth herein, provided that Executive shall not be precluded from engaging in civic, charitable or community services or from devoting a reasonable amount of time to private investments and personal affairs, or from serving, with the Board’s approval, on the boards of for-profit entities, so long as such activities or services do not interfere with Executive’s responsibilities to the Company.

(c)
During the Term, Executive shall maintain a residence (but not necessarily his primary residence) at the headquarters city of the Company. The Company will provide Executive with relocation benefits in accordance with the Company’s Relocation Policy for Executives in order to relocate his primary residence to the headquarters city of the Company. Executive’s principal place of business will be at the Company’s headquarters in Chicago. During the Term, up to a period of 12 months following the Commencement Date, the Company shall reimburse Executive for a furnished apartment in Chicago in an amount not to exceed $10,000 a month, subject to Executive providing reasonable documentation of such costs.

3.	Compensation.

(a)
During the Term, the Company shall pay to Executive for the period he is employed by the Company hereunder, an annual base salary of $1,000,000 (the “Base Compensation”). The Base Compensation shall be payable not less frequently than in monthly increments. At the discretion of the Board, such annual base salary rate may be increased annually during the Term of the Agreement based on market considerations and Executive’s responsibilities and performance. In no event shall Executive’s annual base salary rate be reduced to an amount that is less than $1,000,000 without Executive’s advance written consent, or to an amount that is less than the most recently increased amount that he was previously receiving, without Executive’s advance written consent.

(b)
For each full calendar year during the Term, Executive shall be eligible to receive an annual incentive cash award (the “Annual Bonus”) pursuant to the Company’s Incentive Compensation Plan, as may be amended from time to time (the “Bonus

Plan”). Executive’s target Annual Bonus shall be not less than the 2 times his Base Compensation and his maximum Annual Bonus shall be not more than 4 times his Base Compensation for each twelve month bonus period. The amount of Executive’s Annual Bonus shall be based on performance criteria (the “Performance Criteria”) established by the Compensation Committee of the Board (the “Committee”) pursuant to the Bonus Plan for each of the years included in the Term and the Performance Criteria shall be no less favorable to Executive than to other senior executive officers of the Company generally. The payment of Executive’s Annual Bonus shall otherwise be in accordance with the provisions of the Bonus Plan, including the requirement of annual review and approval by the Committee of awards thereunder. The Committee may exercise 100% negative discretion under the Bonus Plan to decrease or eliminate any portion of Executive’s Annual Bonus in excess of the Annual Bonus target payout of 2 times his Base Compensation. Executive shall be eligible to receive a cash bonus for the calendar year in which the Commencement Date occurs, to the extent the Performance Criteria are satisfied and based upon a pro rata target Annual Bonus and maximum Annual Bonus. Annual Bonus payments shall be made in cash at the time bonus payments are made to senior executive officers of the Company generally, but in no event later than 70 days after the end of the calendar year to which they relate.

(c)
During the Term commencing on January 1 of the year following the year in which the Commencement Date occurs, Executive shall be eligible to receive a long term incentive award (the “LTI Bonus”) pursuant to the Company’s Long-Term Incentive Plan, as may be amended from time to time (the “LTI Plan”). Executive’s target LTI Bonus shall be 4.5 times his Base Compensation (the “Target LTI”). Executive’s LTI Bonus may range from 0% to 200% of Target LTI, based on Performance Criteria set by the Committee under the LTI Plan with respect to a three-year performance period, but may not exceed $7.5 million with respect to any such three-year period. The payment of Executive’s LTI Bonus shall otherwise be in accordance with the provisions of the LTI Plan. Executive shall also be entitled to participate, on a pro rata basis (i.e., 33.33% and 66.67%, respectively), in the two LTI Plan performance periods that commenced prior to and are ongoing as of the Commencement Date, in each case based upon Performance Criteria set by the Committee under the LTI Plan. LTI Bonus payments shall be made 25% in cash and 75% in shares of the Company’s common stock based on the average of the high/low share price as of the grant date. The cash portion shall be paid and the share portion shall be granted within 70 days following the completion of the applicable performance period.

(d)
On the Commencement Date, the Company shall pay Executive (i) a commencement bonus (the “Commencement Bonus”), in cash, of $3,250,000 and (ii) if Executive is not eligible for retiree medical coverage under the plans maintained by his current employer, an amount equal to the aggregate amount paid by Executive to such employer in respect of COBRA coverage for the period commencing on the date following his termination of employment from such employer and ending on the day preceding the Commencement Date (such amount, together with the Commencement Bonus, the “Commencement Payments”).

(e)
Notwithstanding anything in this Agreement to the contrary, the Committee shall retain such discretion as may be provided under the Plan so that all awards under Sections 3(b) and, 3(c) hereof will satisfy the requirements for “qualified performance based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended, or any successor provision (“Section 162(m)”). The Company may in its discretion defer the payment of all or a portion of the compensation to which Executive is entitled hereunder or otherwise to enable it to comply with Section 162(m).

(f)
Executive’s compensation and pensionable earnings under the CNA 401(k) Plus Plan and the CNA Non-Qualified Savings Plan will be calculated and payable as specified in the respective documents applicable to each such plan, as amended from time to time, and also subject to the requirements of any other applicable laws or regulations as interpreted by the Company; provided, however, such compensation and pensionable earnings, as the case may be, shall for purposes of such plans include the sum of Executive’s Base Compensation and Annual Bonus payable to Executive for each year, with such amounts to be includible at the time they would otherwise be paid to Executive in the absence of any elective deferral by Executive or pursuant to Section 3(e) hereof.

(g)	All payments due under this Agreement shall be subject to withholding as required or authorized by law as interpreted by the Company.

4.
Other Benefits. During the Term, Executive shall be entitled to participate in the various benefit and prerequisite plans, programs or arrangements, established and maintained by the Company from time to time and applicable to senior executives of the Company, in each case on terms and conditions no less favorable to Executive than to other senior executives generally. Executive’s entitlement to participate in any such plan, program or arrangement shall, in each case, be subject to the terms and conditions of the policies of the CNA Companies with regard to such plans, programs or arrangements. Executive shall be entitled to participate in the Executive Club Membership plan and be a member in one business lunch club if used for business purposes. Executive will be entitled to use the Company aircraft for personal use consistent with the Company’s practice for its Chief Executive Officer as in effect on the date hereof and for a maximum of 31,000 miles per annum (pro-rated for partial years), with imputed taxable income to Executive for such personal use of the Company aircraft. In the event of termination of employment, Executive’s severance shall be determined solely in accordance with Section 6 hereof.

5.	Expense Reimbursement.

(a)
Executive shall be entitled to reimbursement by the Company for all reasonable and customary travel and other business expenses incurred by Executive in carrying out his duties under this Agreement, in accordance with the general travel and business reimbursement policies adopted by the Company as adjusted from time to time for its senior executives. Executive shall report all such expenditures not less frequently than monthly accompanied by adequate records and such other documentary evidence as required by the Company or by Federal or state tax statutes or regulations governing the substantiation of such expenditures.

(b)
As soon as practicable following the Commencement Date, the Company will reimburse Executive for attorneys’ fees incurred in negotiating and entering into this Agreement, provided that such amount shall not exceed $25,000 and provided, further, that Executive provides reasonable documentation of such fees.

6.
Termination of Employment. If Executive’s employment with the Company shall terminate, the following conditions set forth herein shall apply with respect to Executive’s compensation and benefits hereunder. Either party may terminate Executive’s employment with the Company during the Term by written notice to the other party effective as of the date specified in such notice and Executive’s employment shall automatically terminate in the event of Executive’s death. Upon termination of Executive’s employment during or at the end of the Term of this Agreement, the rights of the parties under this Agreement shall be determined solely pursuant to this Section 6. Upon termination of Executive’s employment during or at the end of the Term of this Agreement, Executive shall be entitled to a payment for all accrued and unused vacation through the date of termination at the rate of Base Compensation in effect on the date of termination in accordance with the Company’s paid time off (“PTO”) policy. In the event of Executive’s termination of employment during the Term, unless otherwise specified in this Agreement, Executive’s rights, if any, under any of the Company’s defined contribution, benefit, incentive or other plans of any nature shall be governed by the respective terms of such plans. Notwithstanding any provision to the contrary in this Agreement, no payment or distribution under this Agreement which constitutes an item of deferred compensation under Section 409A and becomes payable by reason of Executive’s termination of employment with the Company will be made to Executive unless Executive’s termination of employment constitutes a “separation from service” (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, or any successor provision (“Section 409A”)). In addition, no such payment or distribution will be made to Executive prior to the earlier of (a) the expiration of the six (6) month period measured from the date of Executive’s “separation from service,” or (b) the date of Executive’s death, to the extent such delayed commencement is required in order to avoid additional taxes under Section 409A. All payments and benefits which had been delayed pursuant to the immediately preceding sentence shall be paid to Executive in a lump sum upon expiration of such six (6) month period (or if earlier upon Executive’s death). Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A. The payments and benefits under this Agreement are intended to be exempt from, or to the extent subject thereto, to comply with, Section 409A, and, accordingly, to the maximum extent permitted, the Agreement shall be interpreted in accordance therewith.

6.1
Death and Disability. In the event of the death of Executive or in the event of his Permanent Disability (as defined below) the Term and Executive’s employment with the Company shall terminate. Upon such termination:

(a)	The Company shall make payment to Executive, or his personal representatives, heirs or beneficiaries, as the case may be as follows, in lieu of any other compensation:

(i)	Within 30 days after such termination:
(1) Unpaid Base Compensation at the rate in effect at the time of notice of termination; (2) any previous year’s earned but unpaid Annual Bonus and any earned and unpaid long-term incentive cash bonus; and (3) unpaid expense reimbursements and other unpaid cash entitlements earned by Executive or payable to his beneficiaries as of the date of termination pursuant to the terms of the applicable plan or program accrued prior to the date of the date of termination; and

(ii)
An Annual Bonus for the Performance Period (as defined under the Incentive Compensation Plan) in which the termination occurs based on performance for such Performance Period and prorated to the date of termination. Such Annual Bonus shall be paid at the same time annual bonuses are paid to other employees of the Company.

(b)
Any unvested equity awards held by Executive upon termination of his employment shall continue to vest, as if Executive’s employment had not terminated, based on performance for the applicable performance period. The provisions of this subsection 6.1(b) shall apply notwithstanding any contrary provision in any agreement with Executive governing such equity awards.

(c)
Executive shall continue to participate in such medical benefits, dental benefits, life insurance, and long-term disability plans in which he is enrolled for 12-months following termination of employment, as if he were still employed by the Company, including applicable payments by the Company, and at the expiration of such 12-month period, Executive shall be entitled to COBRA coverage.

(d)
For purposes of this Agreement, the term “Permanent Disability” shall mean Executive’s inability with or without a reasonable accommodation, due to physical or mental incapacity, to substantially perform his duties and responsibilities under this Agreement for 180 days out of any 270 consecutive days, as determined by the Board in its good faith discretion.

(e)
In the event of any termination of employment due to Executive’s Permanent Disability, Executive agrees to continue to be bound by the covenants set forth herein at Sections 7 through 15 subsequent to the date of such termination for such periods of time as provided for in said Sections respectively. Any term or provision herein to the contrary notwithstanding, the timing and other conditions of any payments to be made under this Agreement shall be subject to the requirements of all applicable laws and regulations, whether or not they are in existence or in effect when this Agreement is executed by the parties hereto.

6.2	Termination for Cause by the Company / Termination by Executive Other than for Good Reason.

(a)
In the event that Executive shall engage in any conduct that constitutes Cause, as defined herein, the Board shall have the right to terminate Executive’s employment with the Company with immediate effect. Any termination of Executive’s employment for Cause must be approved by an affirmative vote of 2/3 of the members of the Board then in office (other than Executive). Executive shall be entitled to a hearing before the Board and to be accompanied by legal counsel seeking review of the Board’s determination. For purposes of this Agreement, “Cause” shall mean conduct that: (i) results in Executive being convicted of, or pleading guilty or nolo contendere to, a felony, (ii) is a material breach of the Employment Agreement, (iii) constitutes willful or reckless misconduct in the performance of Executive’s duties, or (iv) constitutes the habitual neglect of Executive’s duties (other than due to physical or mental incapacity, to substantially perform his duties and responsibilities); provided, however, for purposes of clauses (iii) and (iv), Cause shall not include any one or more of the following: bad judgment, negligence or any act or omission believed by Executive in good faith to have been in or not opposed to the interest of the CNA Companies (without any intent by Executive to gain, directly or indirectly, a profit to which he was not legally entitled).

(b)
Upon termination of Executive’s employment by the Company for Cause or by Executive other than for Good Reason, other than paying Executive within 30 days of such termination his: (i) unpaid Base Compensation prorated to the date of termination, (ii) any previous year’s earned but unpaid Annual Bonus and any earned and unpaid long-term incentive cash bonus, and (iii) unpaid cash entitlements, if any, earned and accrued pursuant to the terms of any applicable Company plan or program prior to the date of the date of termination, the Company shall have no further obligations whatsoever to Executive under this Agreement. In the event of any such termination, Executive shall continue to be bound by the covenants set forth herein in Sections 7 through 15, subsequent to the date of such termination for such periods of time as provided for in said Sections respectively. In addition, if Executive’s employment is terminated by the Company for Cause or by Executive other than for Good Reason, in either case, prior to the eighteen month anniversary of the Commencement Date, Executive shall promptly repay to the Company the full amount of the Commencement Payments, all amounts previously paid by the Company pursuant to Section 2(c) hereof and all amounts that the Company previously paid or advanced pursuant to Section 17(c). Any term or provision herein to the contrary notwithstanding, the timing and other conditions of any payments to be made under this Agreement shall be subject to the requirements of all applicable laws and regulations, whether or not they are in existence or in effect when this Agreement is executed by the parties hereto.

6.3
Termination by the Company Without Cause / Termination by Executive for Good Reason. In the event Executive’s employment is terminated by the Company for any reason not described in subsections 6.1 and 6.2, or in the event Executive terminates his employment for Good Reason, as defined herein, and conditioned upon Executive executing a release of claims as required by the Company, substantially in the form attached to this Agreement as Exhibit A:

(a)	The Company shall pay to Executive, in lieu of any other compensation:

(i)
Within 30 days after such termination, (1) unpaid Base Compensation at the rate in effect at the time of notice of termination; (2) any previous year’s earned but unpaid Annual Bonus and any earned and unpaid long-term incentive cash bonus; and (3) unpaid expense reimbursements and other unpaid cash entitlements earned by Executive as of the date of termination pursuant to the terms of the applicable plan or program accrued prior to the date of the date of termination;

(ii)
Termination payments at an annual rate equal to the Base Compensation and Executive’s target Annual Bonus, with such termination payments to be made in substantially equal installments, not less frequently than monthly, for the remainder of the Term, provided that such payments shall be made for a period of no less than one (1) year following the date of termination; and

(iii)
An Annual Bonus for the Performance Period in which the termination occurs based on performance for such Performance Period and prorated to the date of termination. Such Annual Bonus and shall be paid at the same time annual bonuses are paid to other employees of the Company.

(b)
Any unvested equity awards held by Executive upon termination of his employment shall continue to vest, as if Executive’s employment had not terminated, based on performance for the applicable performance period. The provisions of this subsection 6.3(b) shall apply notwithstanding any contrary provision in any agreement with Executive governing any such equity awards.

(c)
Executive shall continue to participate in such medical benefits, dental benefits, life insurance, and long-term disability plans in which he is enrolled for 24 months following termination of employment, as if he were still employed by the Company, including applicable payments by the Company, and at the expiration of such 24-month period, Executive shall be entitled to COBRA coverage.

(d)
In the event that Executive dies before all payments pursuant to this Section 6.3 have been paid, all remaining payments shall be made to the beneficiary specifically designated by Executive in writing prior to his death, or, if no such beneficiary was designated (or the Company is unable in good faith to determine the beneficiary designated), to his personal representative or estate.

(e)
“Good Reason” shall mean, without Executive’s consent: (i) a material reduction in the rate of Executive’s Base Compensation or any material breach by the Company of Section 3(b), (c) and (d); (ii) the assignment to Executive of any duties materially inconsistent with his position (including status, offices, titles and reporting relationships), authority, duties or responsibilities, all as in effect on the Commencement Date, or any other action by the Company or its affiliates which results in a material diminution in such position, authority, duties or responsibilities; (iii) a material reduction in the benefits provided or a material diminution under the expense reimbursement policies of the Company that is not generally applicable to other senior executives of the Company; (iv) a material breach by the Company or its affiliates of any material obligation to Executive (e.g., a substantial failure to honor the terms of any material equity or long term incentive grant); (v) the Company requiring Executive to be based at any office or location that is more than 50 miles from the Company’s current headquarters in Chicago, Illinois; (vi) the failure to reelect or otherwise maintain Executive as a director of the Board; or (vii) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within fifteen (15) calendar days after a merger, consolidation, sale or similar transaction; provided, however, that for purposes of clauses (i) through (vii) of this Section 6.3(f), the Company shall have ten (10) calendar days after the date that written notice has been given to the Company by Executive of such Good Reason in which to cure such conduct.

(f)
Any payments, rights or benefits provided under this Section 6.3 shall be in lieu of, and not in addition to, any payments Executive may eligible to receive under any Company severance plan, policy or arrangement.

(g)
For all purposes of this Agreement, if an Executive Presentment takes place on the Commencement, the failure by the Company to employ Executive on or within 15 days following the Commencement Date shall be treated as if Executive had become employed on the Commencement Date and had been terminated 15 days later without Cause. For purposes of this Agreement, an “Executive Presentment” shall be deemed to have occurred if (i) Executive presents himself at the Company’s headquarters prepared to commence performing his duties under this Agreement, (ii) Executive is not subject to any injunction preventing Executive from performing his duties on the Commencement Date and (iii) Executive has not engaged in any conduct that constitutes Cause.

(h)
In the event of any termination of employment as described in this Section 6.3, Executive agrees to continue to be bound by the covenants set forth herein at Sections 7 through 15 subsequent to the date of such termination for such periods of time as provided for in said Sections respectively. Any term or provision herein to the contrary notwithstanding, the timing and other conditions of any severance or other payments to be made under this Agreement shall be subject to the requirements of all applicable laws and regulations, whether or not they are in existence or in effect when this Agreement is executed by the parties hereto.

6.4	Expiration of Term.
Upon termination of Executive’s employment for any reason following the expiration of the Term on or after the fourth anniversary of the Commencement Date, the Company shall make payment to Executive as follows:

(a)	The Company shall pay to Executive:

(1)
Unpaid Base Compensation at the rate in effect at the time of notice of termination; (2) any previous year’s earned but unpaid Annual Bonus and any earned and unpaid long-term incentive cash bonus; and (3) unpaid expense reimbursements and other unpaid cash entitlements earned by Executive as of the date of termination pursuant to the terms of the applicable plan or program accrued prior to the date of the date of termination, and

(2)
An Annual Bonus for the Performance Period (as defined under the Incentive Compensation Plan) in which the termination occurs based on performance for such Performance Period and prorated to the date of termination. Such Annual Bonus shall be paid at the same time annual bonuses are paid to other employees of the Company.

(b)
Any unvested equity awards held by Executive upon termination of his employment shall continue to vest, as if Executive’s employment had not terminated, based on performance for the applicable performance period. The provisions of this subsection 6.4(b) shall apply notwithstanding any contrary provision in any agreement with Executive governing any such equity awards.

(c)
In the event of any termination of employment as described in this Section 6.4, Executive agrees to continue to be bound by the covenants set forth herein at Sections 7 through 15 subsequent to the date of such termination for such periods of time as provided for in said Sections respectively. Any term or provision herein to the contrary notwithstanding, the timing and other conditions of any severance or other payments to be made under this Agreement shall be subject to the requirements of all applicable laws and regulations, whether or not they are in existence or in effect when this Agreement is executed by the parties hereto.

6.5
No Offset, No Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including without limitation any set-off, counterclaim, recoupment, defense or other right which the Company may have against Executive or others. In no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment, so long as such employment is consistent with the provisions of this Agreement.

7.
Confidentiality. Executive agrees that Executive shall not, at any time, reveal or utilize Confidential Information (as defined in this Agreement) which relates to (a) the CNA Companies and/or any other business or entity in which the Company during the course of Executive’s employment has directly or indirectly held a greater than a 10% equity interest whether voting or non-voting; (b) the CNA Companies’ customers, employees, agents, brokers and vendors. Executive acknowledges that all such Confidential Information is commercially valuable and is the property of the CNA Companies. Upon the termination of his employment Executive shall return all Confidential Information to the Company, whether it exists in written, electronic, computerized or other form. Notwithstanding the foregoing provisions of this Section 7, Executive may disclose or use any such Confidential Information (i) as such disclosure or use may be required in the course of his employment with the Company in order to perform Executive’s duties hereunder; (ii) when required by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction, provided that in the event Executive believes he is so required to make such disclosure or use he will notify the Company in writing of the basis for that belief before actually making such disclosure or use in order to permit the Company to take steps to protect the Company’s interests and will cooperate with the Company in all reasonable respects to permit the Company to oppose such disclosure or use; or (iii) with the prior written consent of the Company, such consent not to be unreasonably withheld. For purposes of this Agreement “Confidential Information” includes all information, knowledge or data (whether or not a trade secret or protected by laws pertaining to intellectual property) not generally known outside the Company (unless as a result of a breach of any of the obligations imposed by this Agreement) concerning the business and technical information of the Company and its subsidiaries and affiliates. Such information may include, without limitation, information relating to data, finances, marketing, pricing, profit margins, underwriting, claims, loss control, marketing and business plans, renewals, software, processing, vendors, administrators, customers or prospective customers, products, brokers, agents and employees.

8.
Competition. Executive hereby agrees that, while he is employed by the Company, and for a period of 24 months following the date of his termination of his employment with the Company for any reason (the “Restriction Period”), he will not, directly or indirectly, without the prior written approval of the Board, enter into any business relationship (either as principal, agent, board member, officer, consultant, stockholder, employee or in any other capacity) with any business or other entity that at any relevant time is engaged in the business of property and casualty surety insurance and any other significant line of insurance in which the Company is involved at the time of Executive’s termination of employment in direct or indirect competition with the Company or any of its affiliates anywhere in the United States (a “Competitor”); provided, however, that such prohibited activity shall not include the ownership of less than 5% of the outstanding securities of any publicly traded corporation (determined by vote or value) regardless of the business of such corporation. Upon the written request of Executive, the Board will reasonably determine whether a business or other entity constitutes a “Competitor” for purposes of this Section 8; provided that the Board may require Executive to provide such information as the Board determines to be necessary to make such determination; and further provided that the current and continuing effectiveness of such determination may be conditioned upon the accuracy of such information, and upon such other factors as the Board may determine.

9.
Solicitation. Executive agrees that while he is employed by the Company, and for a period of 24 months following his termination of employment with the Company for any reason, he will not employ, offer to employ, engage as a consultant, or form an association with any person who is then, or who during the then preceding one year period was, an employee of the Company or any subsidiary or affiliate of the Company or any successor or purchaser of any portion thereof, nor will he solicit or assist any other person or entity in soliciting for employment or consultation any person who is then, or who during the then preceding one year period was, an employee of the Company or any subsidiary or affiliate of the Company or any successor or purchaser of any portion thereof.

10.
Non-interference. Executive agrees that while he is employed by the Company, and for a period of 24 months following his termination of employment with the Company for any reason, he will not disturb, attempt to disturb, or cause any one else to disturb any business relationship or agreement between either the Company, or any subsidiary or affiliate of the Company or any successor or purchaser of any portion thereof, and any other person or entity.

11.
Assistance with Claims. Executive agrees that, while he is employed by the Company, and for a reasonable period (not less than 36 months from the date of termination) thereafter, he will be available, on a reasonable basis, to assist the Company and its subsidiaries and affiliates in the prosecution or defense of any claims, suits, litigation, arbitrations, investigations, or other proceedings, whether pending or threatened (collectively “Claims”) that may be made or threatened by or against the Company or any of its subsidiaries or affiliates by meeting with representatives of the Company (including attorneys) and providing truthful and accurate information. Executive agrees, unless precluded by law, to promptly inform the Company if he is requested (i) to testify or otherwise become involved in connection with any Claim against the interests of the Company or any subsidiary or affiliate or (ii) to assist or participate in any investigation (whether governmental or private) of the Company or any subsidiary or affiliate or any of their actions, whether or not a lawsuit has been filed against the Company or any of its subsidiaries or affiliates relating thereto. The Company agrees to pay Executive for his time spent on such activities at an hourly rate equal to his Base Compensation as in effect on the date of his termination of employment divided by 2,000, and to reimburse Executive for any reasonable expenses incurred by Executive, including without limitation, transportation (and, for this purpose, Executive shall be permitted to travel via Company aircraft if it is available, at no charge to Executive), lodging, meal expenses, and reasonable attorney’s fees incurred by Executive in connection with obligations under this Section 11. Nothing in this Section 11 is intended or shall be construed to prevent Executive from cooperating fully with any government investigation or review as required by applicable law or regulation.

12.
Return of Materials. Executive shall, at any time upon the request of the Company, and in any event upon the termination of his employment with the Company for whatever reason, immediately return and surrender to the Company all property to the Company, including but not limited to originals and all copies, regardless of medium, of property belonging to the Company created or obtained by Executive as a result of or in the course of or in connection with his employment with the Company regardless of whether such items constitute proprietary information, provided that Executive shall be under no obligation to return written materials acquired from third parties which are generally available to the public. Executive acknowledges that all such materials are, and will remain, the exclusive property of the Company. This clause does not apply to a counterpart of this Agreement or any other agreement to which the Executive is individually a party or copies of documents that the Company publicly disseminates.

13.
Non-Disparagement. During the Term and at all times thereafter, Executive agrees not to engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation, goodwill or commercial interests of any of the CNA Companies, or its past, present and future subsidiaries, divisions, affiliates, successors, or their officers, directors, attorneys, customers, agents and employees. Nothing in this Section 13 is intended or shall be construed to prevent either party from cooperating fully with any government investigation or review as required by applicable law or regulation or providing truthful evidence and testimony in any administrative or judicial forum.

14.	Scope of Covenants.

(a)
Executive acknowledges that: (i) as a senior executive of the Company, he will develop and have access to confidential information concerning the entire range of businesses in which the CNA Companies was and are engaged; (ii) the CNA Companies’ businesses are conducted nation-wide; and (iii) the CNA Companies’ confidential information, if disclosed or utilized without its authorization, would irreparably harm the CNA Companies in: (1) obtaining renewals of existing customers; (2) selling new business; (3) maintaining and establishing existing and new relationships with employees, agents, brokers, vendors; and (4) other ways arising out of the conduct of the businesses in which the CNA Companies are engaged.

(b)
To protect such information and such existing and prospective relationships, and for other significant business reasons, Executive agrees that it is reasonable and necessary that: (i) the scope of this agreement be nation-wide; (ii) its breadth include those segments of the entire insurance industry in which the CNA Companies conduct business; and (iii) the duration of the restrictions upon Executive be as indicated therein.

(c)
Executive acknowledges that the CNA Companies’ customer, employee and business relationships are long-standing, indeed, near permanent and therefore are of great value to the CNA Companies. Executive agrees that neither any of the provisions in this Agreement nor the Company’s enforcement of it alters or will alter his ability to earn a livelihood for himself and his family and further that both are reasonably necessary to protect the CNA Companies’ legitimate business and property interests and relationships, especially those which he was responsible for developing or maintaining. Executive agrees that his actual or threatened breach of the covenants set forth in Sections 7 through 15 hereof would cause the CNA Companies irreparable harm and that the Company is entitled to an injunction, in addition to whatever other remedies may be available, to restrain such actual or threatened breach. Executive agrees that if bond is required in order for the Company to obtain such relief, it need only be in a nominal amount. Executive consents to the filing of any such suit against him in the state or federal courts located in Delaware or any other state in which he may reside following the Term. He further agrees that in the event of such suit or any other action arising out of or relating to this Agreement, the parties shall be bound by and the court shall apply the internal laws of the State of Delaware and irrespective of rules regarding choice of law or conflicts of laws.

(d)	Executive agrees to continue to be bound by and to execute the Company’s Confidentiality, Computer Responsibility and Professional Certification Agreement.

(e)	For purposes of Sections 7 through 15 hereof, the “Company” shall include the “CNA Insurance Companies,” as well.

15.
Effect of Covenants. Nothing in Sections 7 through 14 shall be construed to limit or otherwise adversely affect any rights, remedies or options that the Company would possess in the absence of the provisions of such Sections.

16.	Representations.

(a)
Executive represents and warrants to the Company that Executive has the legal right to enter into this Agreement and to perform all of the obligations on Executive’s part to be performed hereunder in accordance with its terms and that Executive is not a party to any agreement or understanding, written or oral, which could prevent Executive from entering into this Agreement or performing all of Executive’s obligations hereunder. Executive represents and warrants to the Company that Executive is not a party to any non-compete, non-solicitation and other obligations to any prior employer or their affiliates other than the Restrictive Covenants.

(b)	Executive agrees that he will abide by the terms of the Restrictive Covenants.

(c)	The parties agree that prior to the Commencement Date, there will be no contact between the parties that violates the Restrictive Covenants.

17.	Indemnification, Advancement of Litigation Fees, D&O.

(a)	The Company agrees that Executive shall be entitled to prompt indemnification to the fullest extent permitted by law for liability resulting from Executive’s acts or omissions as an officer and director of the Company; ; provided that this Section 17(a) shall not apply to the matters described in Section 17(c). In addition, the Company shall promptly advance all litigation expenses to Executive in defending any such civil or criminal action, suit or proceeding, provided that Executive shall promptly repay such amount(s) if it shall ultimately be determined that he is not entitled to be indemnified by the Company.

(b)
The Company shall maintain at the Company’s expense Directors & Officers (“D&O”) insurance coverage for liability resulting from Executive’s acts or omissions as an officer and director of the Company during Executive’s employment with the Company and for a period of six (6) years thereafter, to the extent such coverage is provided to any other current or former director or executive officer of the Company. The Company shall also pay the deductible amount, if any, otherwise chargeable to the Executive.

(c)
The Company will advance to or pay on behalf of Executive appropriately documented costs and expenses (including, without limitation, attorneys’ and other professional fees and charges) reasonably incurred by him in connection with: (i) any proceeding or claim that alleges or otherwise involves, as a material issue in such dispute, any claim that Executive breached any of the Restrictive Covenants disclosed to the Company prior to the date of this Agreement as a result of his employment or services hereunder, or his agreement to become employed hereunder, or activities, if any, taken prior to the Commencement Date at the express request of the Company (each a “Covenant Dispute”); or (ii) any improper withholding by, or related dispute with, his current employer (or any successor or Affiliate) with respect to any payments or benefits due to Executive as a result of his retirement from such current employer. To the extent that Executive’s current employer (or its Affiliates, if applicable) substantially and finally prevails with respect to a Covenant Dispute, Executive shall promptly repay any amounts advanced or paid by the Company under this Section 17(c) with respect to such Covenant Dispute. Executive shall have the right to counsel of his choice in connection with any dispute covered by this Section 17(c), subject to the Company’s consent (which shall not be unreasonably withheld or delayed). The Company shall have the right to resolve any Covenant Dispute with respect to which it has advanced or paid amounts under this Section 17(c), provided, however, that the Executive’s rights and interests are not adversely affected by any such resolution. The aggregate amount of costs and expenses that the Company will advance or pay under this Section 17(c) shall not exceed $750,000 without the Company’s prior consent.

18.
Revision. The parties hereto expressly agree that in the event that any of the provisions, covenants, warranties or agreements in this Agreement are held to be in any respect an unreasonable restriction upon Executive or are otherwise invalid, for whatsoever cause, then the court or arbitrator so holding is hereby authorized to (a) reduce the territory to which said covenant, warranty or agreement pertains, the period of time in which said covenant, warranty or agreement operates or the scope of activity to which said covenant, warranty or agreement pertains, or (b) effect any other change to the extent necessary to render any of the restrictions contained in this Agreement enforceable.

19.
Severability. Each of the terms and provisions of this Agreement is to be deemed severable in whole or in part and, if any term or provision of the application thereof in any circumstances should be invalid, illegal or unenforceable, the remaining terms and provisions or the application thereof to circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and shall remain in full force and effect.

20.
Binding Agreement; Assignment. This Agreement shall be binding upon the parties hereto and their respective heirs, successors, personal representatives and assigns. The Company shall have the right to assign this Agreement to any successor in interest to the business, or any majority part thereof, of the Company or any joint venture or partnership to which the Company is a joint venturer or general partner which conducts substantially all of the Company’s business. Executive shall not assign any of his obligations or duties hereunder and any such attempted assignment shall be null and void.

21.
Controlling Law; Jurisdiction. This Agreement shall be governed by, interpreted and construed according to the laws of the State of Delaware (without regard to choice of law or conflict of laws principles).

22.
Entire Agreement. Except as otherwise expressly set forth herein, this Agreement contains the entire agreement of the parties with regard to the subject matter hereof, supersedes all prior agreements and understandings, written or oral, and may only be amended by an agreement in writing signed by the parties thereto. In the event any Company policy or plan is inconsistent with the terms of this Agreement, the Agreement shall govern.

23.
Additional Documents. Each party hereto shall, from time to time, upon request of the other party, execute any additional documents which shall reasonably be required to effectuate the purposes hereof.

24.	Incorporation. The introductory recitals hereof are incorporated in this Agreement and are binding upon the parties hereto.

25.
Failure to Enforce. The failure by either party to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions. Further, any express waiver by any party with respect to any breach of any provision hereunder by the other party shall not constitute a waiver of such party’s right to thereafter fully enforce each and every provision of this Agreement.

26.
Survival. Except as otherwise expressly set forth herein, the obligations contained in this Agreement, including but not limited to the covenants set forth in Sections 7 through 15, shall survive the expiration of the Term.

27.
Headings. All section numbers and headings contained herein are for reference only and are not intended to qualify, limit or otherwise affect the meaning or interpretation of any provision contained herein.

28.
Notices. Notices and all other communications provided for in this Agreement shall be in writing and shall be either delivered personally or sent by a prepaid overnight courier to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice) or via e-mail with confirmatory writing as described above. Such notices, demands, claims and other communications shall be deemed given:

(a)	in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery; or

(b)
in the case of e-mail, the date upon which the transmitting party received confirmation of receipt by e-mail; provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received.

Communications that are to be delivered by overnight service are to be delivered to the addresses set forth below:
If to the Company:
CNA Financial Corporation
CNA Center
333 S. Wabash
Chicago, IL 60614
Attn: General Counsel and Corporate Secretary
E-mail: Jonathan.Kantor@cna.com

If to Executive:

The last home address on file in the Company’s records.

or to such other address as either party shall furnish to the other party in writing in accordance with the provisions of this Section 28.

29.
Gender. The masculine, feminine or neuter pronouns used herein shall be interpreted without regard to gender, and the use of the singular or plural shall be deemed to include the other whenever the context so requires.

30.
Arbitration of All Disputes. Except as otherwise set forth herein, any controversy or claim arising out of or relating to this Agreement (or the breach thereof) shall be settled by final, binding and non-appealable arbitration in Chicago, Illinois by three arbitrators. Except as otherwise expressly provided in this Section 30, the arbitration shall be conducted in accordance with the rules for resolution of employment disputes of the American Arbitration Association (the “Association”) then in effect. One of the arbitrators shall be appointed by the Company, one shall be appointed by Executive, and the third shall be appointed by the first two arbitrators. If the first two arbitrators cannot agree on the third arbitrator within 30 days of the appointment of the second arbitrator, then the third arbitrator shall be appointed by the Association, provided, however, that either party may seek injunctive relief in addition to arbitration, including with respect to any subject matter or controversy relating to Sections 7 through 15 of this Agreement from any courts located in Wilmington, Delaware and parties hereby submit to the jurisdiction of such courts.

31.
Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. Signatures may be exchanged by electronic means including via facsimile or PDF.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Signing Date.

CNA FINANCIAL CORPORATION

/s/ Jonathan Kantor
_______________________

By: Jonathan D. Kantor
Date: November 13, 2015

DINO E. ROBUSTO

/s/ Dino E. Robusto
______________________
Date: November 13, 2015

EXHIBIT A

FORM OF RELEASE

THIS RELEASE OF CLAIMS (this “Release”) is entered into as of ___________ [the date Executive executes this Release] (the “Release Date”), by and between Dino E. Robusto (“Executive”) and CNA Financial Corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Employment Agreement by and between the Company and Executive, dated November 13, 2015 (the “Employment Agreement”).
1.    Release by Executive.
(a)    Executive, on behalf of himself and his beneficiaries, estate and legal representatives (collectively, with Executive, the “Executive Releasors”) hereby releases, acquits and forever discharges the Company, its Affiliates, and each of their respective successors, assigns, officers, directors, and employees (collectively, the “Company Released Parties”) from any and all claims, causes of actions, demands, suits, costs, expenses and damages of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, at law or in equity, that any Executive Releasor may have, or may have had, or may hereafter have, and that are based in whole or in part on facts, whether or not now known, existing prior to the Release Date, and that arise out of or relate to Executive’s employment with or services for the Company or its Affiliates, or the termination of such employment or services, other than claims arising under or preserved by the Section 6 of the Employment Agreement. Executive agrees to promptly indemnify the Company and the other Company Released Parties against, and to hold them harmless against, any claims released pursuant to this Section 1(a).

(b)    The claims released by Executive include, to the extent set forth in Section 1(a), any and all claims under federal, state or local laws pertaining to employment, including Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e et seq., the Fair Labor Standards Act as amended, 29 U.S.C. Section 201 et seq., the Americans with Disabilities Act, as amended, 42 U.S.C. Section 12101 et seq., the Reconstruction Era Civil Rights Act, as amended, 42 U.S.C. Section 1981 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. Section 701 et seq., the Family and Medical Leave Act of 1992, 29 U.S.C. Section 2601 et seq., and any and all state or local laws regarding employment discrimination and/or U.S. federal, state or local laws of any type or description regarding employment, including but not limited to any claims in any way arising from or derivative of Executive’s employment with the Company or any of its Affiliates or the termination of such employment, as well as any claims under state contract or tort law or otherwise.

2.    Release by the Company. The Company, on behalf of itself and the other Company Released Parties, hereby releases, acquits and forever discharges Executive Releasors from any and all claims, causes of actions, demands, suits, costs, expenses and damages of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, at law or in equity, that any Company Released Party may have, may have had, or may hereafter have, and that are based in whole or in part on facts, whether or not now known, existing prior to the Termination Date, and that arise out of or relate to Executive’s employment with or services or the Company or any of its Affiliates, or the termination of such employment or services, other than claims based on willful misconduct, intentional fraud or gross neglect and claims under Sections 7, 8, 9, 10, 12 or 13 of the Employment Agreement. The Company hereby agrees to promptly indemnify Executive and the other Executive Releasors against, and to hold Executive and such other Executive Releasors harmless against, any claims released pursuant to this Section 2.

3.    Incorporation of Specific Provisions. The following Sections of the Employment Agreement shall be deemed incorporated by reference in this Release and shall be treated as if set forth in full herein, except that references in them to this “Agreement” shall be deemed to be references to this “Release”: Sections 19, 20, 21, 22, 27, 28, 30 and 31.

4.    Review and Revocation Period. Executive hereby represents that he has read this Release carefully and fully understands the terms hereof, and that he has been advised to consult with an attorney and has had the opportunity to consult with an attorney prior to signing this Release. Executive acknowledges that he is executing this Release voluntarily and knowingly, without duress or coercion, and that he has not relied on any representations, promises or agreements of any kind, other than those set forth in this Release. Executive further represents that he has had 21 days to review this Release. If Executive has executed this Release in fewer than 21 days after its delivery, Executive hereby acknowledges that his decision to execute this Release prior to the expiration of such 21-day period was entirely voluntary. Executive may revoke his acceptance of this Release within seven days after he has signed it and delivered it to the Company (the “Revocation Period”) by sending written notice to the Company that Executive wishes to revoke his acceptance of it and not be bound by it. If Executive timely revokes this Release, the Company shall have no obligation to provide to Executive the benefits described in Sections 6.3(a)(ii), 6.3(a)(iii), 6.3(b) and 6.3(c) of the Employment Agreement. This Release shall become effective on the 7th day after Executive signs it unless revoked in accordance with the procedure set forth in the prior sentence. This Release shall be null and void if not countersigned by the Company, and delivered to Executive, within seven (7) days after expiration of the Revocation Period.

IN WITNESS WHEREOF, the Parties have executed this Release as of the date and year first above written.

CNA FINANCIAL CORPORATION

By: ______________________________
Name:

Title:

Date:

DINO E. ROBUSTO

__________________________________
Date: